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                                                                  EXHIBIT (23)-1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of LG&E Energy Corp. of our report dated January 29, 1997 (except with respect to the matters discussed in the first paragraph of Note 2 and the twelfth paragraph of Note 16, as to which the date is March 12, 1997) appearing on page 65 of LG&E Energy Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to all references to our firm included in such Joint Proxy Statement/Prospectus and in this Registration Statement.


                                    ARTHUR ANDERSEN LLP


Louisville, Kentucky
August 22, 1997